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                                 TERM SHEET

THIS TERM SHEET ("TERM SHEET") sets forth the basic terms of the Agreement between Netgateway on the one hand, and iChargeit.com ("ICI") on the other hand and is dated January 26, 1999 for reference purposes.

- EXCLUSIVITY. Netgateway in conjunction with its Storesonline.com subsidiary (collectively, "Netgateway") will be ICI's exclusive electronic commerce ("eCommerce") provider. The parties acknowledge that ICI has relationships with credit card processors outside of the United States. Transactions with such non-United States processors will not conflict with this exclusivity clause.

- INITIATIVES. The relationship will initially be comprised of three initiatives to be performed by Netgateway for or in conjunction with ICI and will be embodied by such agreements as appropriate. The Initiatives will include the following:

     - ICHARGEILT.COM INTERNET COMMERCE SOLUTION. Netgateway shall create a new iChargeit.com Internet home page consistent with the pricing structure set forth in this Term Sheet that ICI may elect to host at ICI's facility. The home page will include a number of electronic links to various ICI merchandise departments (i.e., "Cigar Bar", "CD2Ttrade") to be designed and hosted by Netgateway and commerce enabled through its Internet Commerce Center. Netgateway will design, host and manage up to 30 such departments pursuant to the initial pricing structure set forth herein. The Internet Commerce Center's capabilities will be made available to each department and/or overall project, consisting of (1) advanced business reporting, (2) web site design and development, (3) commerce server solutions, (4) clearinghouse functions, including real time credit card processing through ICI's merchant account (5) training and (6) help desk and technical support for ICI (as opposed to ICI's clients). Netgateway has the right to display its logos and appropriate "Powered by" language on the home page and department sites.

     - ICI STORESONLINE. In conjunction with the ICI Internet Commerce Solution, ICI will resell StoresOnline storefronts to merchants who will be linked to the ICI Internet Commerce Solution and may, at Netgateway's discretion, be listed on the various electronic malls in the Netgateway Online Mall Network ICI initially anticipates launching 1,000 - 1,200 such storefronts. Netgateway will create and host each electronic storefront using its standard format and content allowances. ICI and/or each individual merchant will provide Netgateway the data required to create the storefronts. If required, Netgateway will facilitate the process between third party merchants and a United States credit card processor for the merchant to apply for a credit card merchant account.

-         PRICING AND REVENUE.  The following pricing and revenue will apply;

          - ICI will pay Netgateway an initial fee of twenty five thousand dollars ($25,000) for the Initial development of the iChargeit.com Internet Commerce Solution.

ICI will pay Netgateway an additional five hundred dollars ($500) maintenance fee each month for the duration of the Agreement in exchange for maintenance support for the ICI Internet Commerce Solution (not to exceed 8 hours per month on a non-cumulative). ICI will also pay Netgateway a nominal fee (not to exceed $1,500 per new department) for each new department launched following the initial launch of the ICI Internet Commerce Solution.


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     -    ICI will pay Netgateway the greater of fifty cents ($.50) or 2% of the gross revenue of each transaction processed through the Internet Commerce Center.

     - ICI will pay Netgateway the greater of $150 or 50% of the gross revenue ICI receives for setting up each ICI StoresOnline electronic storefront. Netgateway will also receive a monthly service fee of $80 per month from ICI for each active ICI StoresOnline electronic storefront. ICI guarantees Netgateway a minimum of six months of service fees for each ICI StoresOnline electronic storefront ($80 x 6 mos. = $480 per storefront minimum to Netgateway).

     - ICI and Netgateway shall split on a 50%-50% basis all third party revenue generated on the ICI Internet Commerce Solution sites and links, except for that revenue as specifically noted above and revenue to which ICI is not a party. Examples of such third party revenue includes, but is not limited to, banner advertising and sales of featured products from third parties. ICI shall oversee the efforts of such sales and shall provide Netgateway with appropriate third party documentation and a monthly reconciliation. ICI shall require approval of any advertising and/or products placed on the ICI Internet Commerce Solution site by Netgateway.

     - In the event ICI requires additional development outside the scope of this Term Sheet, Netgateway shall provide a programming development allowance to ICI equal to 30% of the aggregate monthly revenues derived from the ICI StoresOnline storefronts. A discounted hourly rate of $70 per hour will be applied against this allowance. As an example, 1,000 ICI storefronts would generate a monthly programming allowance of $24,000 (1,000 x $80 x
 .30). Unused portions of the allowance will not cumulate from month to month. All additional programming required by ICI beyond the monthly allowance will be billed by Netgateway at $100 per hour.

- MISCELLANEOUS. The parties have discussed and outlined responsibilities and will execute their respective tasks in as timely a manner as possible. Both parties will use their best efforts to launch the ICI Internet Commerce Solution by February 26, 1999. The parties have discussed that Netgateway intends to independently market the Internet Commerce Center and StoresOnline service package through various other channels and reseller relationships for which ICI shall have no participation.

- TERM. The initial term of the Agreement shall be three years, commencing upon the signing of the Term Sheet.

- PAYMENT. All services shall be paid it advance. The initial development fees for the ICI Internet Commerce Solution and, maintenance fees for the first three months shall be due upon signing of this term sheet and nonrefundable upon receipt. The total amount due at signing is $26,500 ($25,000 development fee + 3 mos. maintenance fee). All future monthly maintenance fees will be due and payable at the beginning of each calendar quarter for the following quarter. ICI shall pay the fee for each ICI StoresOnline account monthly, one month in advance. All other fees payable by ICI or its customers shall become due and payable within five business days of receipt of the monthly invoice from Netgateway.

While the parties intend to replace this Term Sheet with a more format set of documents, this Term Sheet is nonetheless a binding agreement between the parties when signed by both of the parties in the spaces provided below. This Term Sheet will govern the relationship between the parties until a more formal set of documents is executed and will not in any way be affected by the failure to complete such formal set of documents.


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SCHEDULE A - ICI SCHEDULE AND PAYMENT FOR INITIATIVES

Development Phase I
Payment for Commencement, of Phase --
$15,000 ($30,000-$15,000 initial payment according to agreement)                                          Due 4/28/99
---------------------------------------------------------------------------------------------------------------------
Affiliate System
Expected Completion                                                                                         June 1999

ICI StoresOnline Storebuilding Wizard
Expected Completion                                                                                        April 1999

Shopping Slide Show
Expected Completion                                                                                         June 1999

Development Phase II
Payment for Commencement of Phase -- $30,000                                                     When Phase II begins
---------------------------------------------------------------------------------------------------------------------

Online Auction Site. (including support for Classifieds)
Expected Completion                                                                                       August 1999

Link to WINR/CMS
Expected Completion
          Four weeks after WINR/CMS code is determined functional and bug free.

Foreign Language Translation.
     3 English Foreign Malls
     Expected Completion                                                                                    July 1999

     Language 1
     Expected Completion                                                                                    July 1999

     Language 2
     Expected Completion                                                                                    July 1999

     Language 3
     Expected Completion                                                                                  August 1999

     Language 4
     Expected Completion                                                                                  August 1999

     Language 5
     Expected Completion                                                                                  August 1999


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                                   ADDENDUM A

THIS ADDENDUM A ("ADDENDUM") is an addendum to the Term Sheet dated January 26, 1999 between Netgateway and iChargeit.com (the "Term Sheet") and is dated March 5, 1999 for references purposes only. The Addendum modifies the terms and conditions of the Term Sheet to the extent inconsistent therewith.

- ADDITIONAL INITIATIVES. The parties have agreed to extend the scope of the agreement set forth in the Term Sheet to encompass five (5) additional initiatives, which will be embodied, by such agreements as appropriate. The Additional Initiatives will include the following:

     - ONLINE AUCTION SITE. Netgateway shall develop and provide to ICI as part of the eCommerce Services provided by Netgateway to ICI, a basic online auction site to electronically market, sell and purchase various goods and services. Both parties shall mutually agree upon functionality and target launch date.

     - SHOPPING SLIDE SHOW. Netgateway shall develop and provide to ICI as part of the eCommerce Services provided by Netgateway to ICI, a Shopping Slide Show. The Shopping Slide Show functionality will allow visitors electronically browsing ICI merchandise departments to view each department's merchandise images in a slide show setting. Visitors may view the Shopping Slide Show on a pre-determined or self-determined pace, allowing click-throughs from the current image to an electronic order form.

     - ICI STORESONLINE STOREBUILDING WIZARD. Netgateway shall develop and provide to ICI as part of the eCommerce Services provided by Netgateway to ICI, a Store building Wizard. The Store building Wizard will allow merchants to create a standard ICI StoresOnline storefront by submitting data in a template format. The Store building Wizard will accommodate the importing of standard electronic images.

     - FOREIGN LANGUAGE TRANSLATION. Netgateway shall translate the ICI Internet Commerce Solution into five foreign languages to be identified by ICI and three (3) English language malls for the United Kingdom, Canada and Australia. Launch of each Foreign Language ICI Internet Commerce Solution ("FLICI") shall trigger the completion of the scope of work performed by Netgateway. ICI will be charged at the standard rates outlined in this term sheet for any additional translation services. The fees for stores located in such malls shall be governed by the terms set forth in the Term Sheet.

     - LINKING TO WINR/CMS SYSTEMS. ICI retained the services of Winners Internet Network ("WINR") and Cyberlink Monetary Trust of Austria ("CMS") as ICI's exclusive international credit card processor. Netgateway will assist WINR and OMS representatives in linking the WINR/CMS system to the ICI Internet Commerce Solution in order to facilitate international credit card transactions for orders placed via the ICI Internet Commerce Solution and to facilitate all credit card transactions in all FLICI Malls.

- MERCHANT ACCOUNT REFERRAL FEE. Netgateway shall pay ICI the lesser of 50% of a finder's fee or $75 for any credit card merchant account opened by Netgateway's U.S. merchant account provider generated from a merchant lead provided to Netgateway by ICI.


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-    Netgateway shall receive 50% of all banner advertising revenue from banners and links featured on the ICI Internet Commerce Solution sites, provided, however, that Netgateway participates in the sale, creation or distribution of the process that generates such revenue or provided that such transaction runs through the ICC or Netgateway servers. This provision will not apply to banner advertising or click through relationships solely within the ICI Commerce Solution sites.

- Netgateway will make its StoresOnline.com storefronts available for placement on the ICI Internet Commerce Solution sites free of monthly fees for sixty days. Thereafter Netgateway will charge ICI its standard monthly storefront fee for each storefront.

- ADDITIONAL PAYMENTS. ICI shall pay Netgateway for the Additional Initiatives outlined in this Addendum A as follows:

     -    ICI shall pay Netgateway $60,000 for development costs as follows:

          - $15,000 on the execution of this Addendum, which shall represent a nonrefundable fee to be applied toward development;
          - $45,000 prorated and due at the beginning of each new phase of development as per payment schedule to be provided under separate cover.

     - In addition to the fixed development fee set forth above, ICI deliver to Netgateway on or before March 31, 1999, 70,000 shares of the ICI stock.

     -    Five thousand dollars ($5,000) for each additional FLICI translation.

     - Four hundred dollars ($400) per month basic maintenance fee per active FLICI, to include up to 8 hours of programming per mall on a monthly basis. Unused time is not carried over from month to month.

     - $64.00 per month for each ICI StoresOnline electronic storefront translated and residing in a FLICI. Pricing applies to each of the first three FLICI. Each additional FLICI is $40.00

- Affiliate System. Netgateway will build an affiliate system for ICI pursuant to mutually agreed upon specifications. In general the system is to provide ICI with the ability to have outside affiliate Web sites drive prospective customers to the iChargeit Mall. Key features are anticipated to be:

     -    Ability to manage affiliate mall products, categories, and pricing
     -    Affiliate program description
     -    Affiliate membership form
     -    Display programs details including commission schedule
     -    Maintain commission schedule
     -    Automatic or manual approval of new affiliates, email notification
     -    Tracking of "click-throughs" and purchases
     -    Online account reporting for ICI and affiliates

- RIGHTS TO ICI CUSTOMERS. It is anticipated that ICI may from time to time introduce Netgateway to certain of its customers. The parties hereto agree that such customers will remain the


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     customers of ICI and Netgateway agrees not to take any actions with regard to such customers which would impact on the relationship of such customers with ICI, without the express written consent of ICI.

- ACTION CALL. As part of the ICI's StoresOnline custom reseller relationship with Netgateway, ICI's customers will receive Action Call support services pursuant to Action Calls standard terms of agreement. As part of this relationship, an 800 number will be set up for ICI, which will have the ability to route technical support questions to StoresOnline and sales inquiries to ICI.

- RIGHT OF FIRST REFUSAL. ICI shall give Netgateway a right of first refusal on any design and development aspects for any product or services not currently within Netgateway's environment, which ICI desires to add to the ICI mall.

The Addendum will be subject to the same terms and conditions as the Term Sheet dated January 26, 1999 between Netgateway and ICI. By signing below both Netgateway and ICI agree to attach an incorporate this Addendum A into the Term Sheet.

ACCEPTED AND AGREED:

IChargeit.com                              NETGATEWAY, INC.

By:  /s/ Jesse Cohen                         /s/ Donald M. Corliss, Jr.
----------------------------               -----------------------------
Jesse Cohen                                Donald M. Corliss, Jr.
CEO                                        President